RULE 18f-3 MULTI-CLASS PLAN

I.           Introduction

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Rule 18f-3 Multi-Class Plan ("Plan") sets forth the general characteristics of, and conditions under which the CornerCap Group of Funds (the "Trust") may offer, multiple classes of shares (each a "Class of Shares" and collectively "Classes of Shares") of the existing series of the Trust and such other funds as the Trust may establish and designate in the future (each a "Fund" and collectively, the "Funds"). In addition, the Plan sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each Class of Shares in such Fund. The Plan is intended to allow each Fund of the Trust to offer multiple Classes of Shares to the fullest extent and manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

Each Fund is authorized, as indicated below in the section "Class Arrangements", to issue the following Classes of Shares representing interests in each such Fund: Investor Shares and Institutional Shares. Each Class of Shares of the Fund will represent interests in the same portfolio of the Fund and, except as described herein, shall have the same rights and obligations as each other Class of Shares of that Fund. Unless otherwise set forth below, each Class of Shares shall be subject to such investment minimums and other conditions of eligibility as are set forth in the applicable Fund's prospectus ("Prospectus") or statement of additional information ("Statement of Additional Information"), as amended from time to time.

II.          Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each Class of Shares in a Fund (i) any fees and expenses incurred by the Trust in connection with the distribution of such Class of Shares under a distribution plan (and related agreements) adopted for such Class of Shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such Class of Shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular Class of Shares in a single Fund:

(i)     Transfer agency fees identified by the transfer agent as being attributable to such Class of Shares;

(ii)    Printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of such Class of Shares or to regulatory agencies with respect to such Class of Shares;

(iii)   Blue sky registration or qualification fees incurred by such Class of Shares;

(iv)   Securities and Exchange Commission registration fees incurred by such Class of Shares;

(v)      The expense of administrative and personnel services (including, but not limited to, those of a portfolio accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class of Shares;

(vi)     Litigation or other legal expenses relating solely to such Class of Shares;

(vii)    Fees of the Trustees of the Trust incurred as a result of issues particularly relating to such Class of Shares;

(viii)   Independent registered public accountants' fees relating solely to such Class of Shares; and

(ix)     Any additional expenses, other than advisory or custodial fees or other expenses relating to the management of a Fund's assets, if such expenses are actually incurred in a different amount with respect to a Class of Shares that are of a different kind or to a different degree than with respect to one or more other Classes of Shares.

The initial determination of the class specific expenses ("Class Expenses") that will be allocated by the Trust to a particular Class of Shares and any subsequent changes thereto will be reviewed by the Board of Trustees of the Trust and approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular Class of Shares of such Fund pursuant to this Plan shall be allocated to each Class of Shares of the Fund on the basis of the net asset value ("NAV") of that Class of Shares in relation to the NAV of the Fund.

Expenses (other than Class Expenses) incurred by the Trust on behalf of a Fund shall be allocated to that Fund, and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Fund shall be allocated among all of the Funds that incurred the expenses based on the NAVs of each Fund in relation to the NAVs of all Funds to which the expense relates, except:

(i)     Trust level state registration expenses shall be divided equally among separate Classes of the Trust;

(ii)    Trust level legal expenses shall be allocated to each Fund as follows:  (a) 50% proportionally based on each Fund's most recent three month's average net assets, subject to a maximum average net assets of $1 billion; and, (b) 50% proportionately based on the total number of Funds; and

(iii)   Legal expenses applicable to the Trust and other registered investment companies with the same or substantially similar Board shall be allocated to each Fund and each fund of the other investment companies as follows:  (a) 50% proportionally based on each Fund's or fund's most recent three month's average net assets, subject to a maximum average net assets of $1 billion; and (b) 50% proportionately based on the total combined number of Funds and funds.

Notwithstanding the above, if the Trust's Principal Financial Officer determines that a more equitable method is appropriate, that method shall be used; provided that such method is ratified by the Board at its next regularly scheduled meeting.

III.         Dividends

Dividends paid by the Trust with respect to each Class of Shares of a Fund, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any fees and expenses that are properly allocated to a particular Class of Shares of a Fund will be borne by that Class of Shares.

IV.         Voting Rights

Each share of each Fund entitles the shareholder of record to one vote. Each Class of Shares of a Fund will vote separately as a Class of Shares with respect to: (i) the adoption of, or material amendment to, any Rule 12b-1 distribution plan applicable to that Class of Shares, and (ii) any other matters for which voting on a Class of Shares by Class of Shares basis is required under applicable law or interpretative positions of the staff of the Securities and Exchange Commission.

V.           Class Arrangements

The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 fees, shareholder servicing fees, conversion features, exchange privileges, and other shareholder services applicable to each Class of Shares of the Funds. Additional details regarding such fees and services are set forth in the Funds' current Prospectuses and Statement of Additional Information.

A.       Investor Shares

1.Maximum Initial Sales Load (as a percentage of offering price): None

2.Maximum Contingent Deferred Sales Charge: None.

3.Rule 12b-1 Distribution/Shareholder Servicing Fees: None.

4.Operating Service Fee: No more than 0.40% per annum of the average daily net assets of the Fund attributable to Investor Shares.

5.Minimum Investment Amount: $2,000.

6.Conversion Features: None.

7.Exchange Privileges: Investor Shares of a Fund may be exchanged for Investor Shares of any other Fund of the Trust at net asset value.

8.Other Shareholder Services: The Trust may offer a systematic withdrawal plan and systematic investment plan to holders of Investor Shares of the Funds.

B.       Institutional Shares

1.Maximum Initial Sales Load (as a percentage of offering price): None

2.Maximum Contingent Deferred Sales Charge: None.

3.Rule 12b-1 Distribution/Shareholder Servicing Fees: None.

4.Operating Service Fee: No more than 0.10% per annum of the average daily net assets of the Fund attributable to Institutional Shares.

5.Minimum Investment Amount: $1,000,000.

6.Conversion Features: None.

7.Exchange Privileges: Institutional Shares of a Fund may be exchanged for Institutional Shares of any other Fund of the Trust at net asset value.

8.Other Shareholder Services: The Trust may offer a systematic withdrawal plan and systematic investment plan to holders of Institutional Shares of the Funds.

For all Classes of Shares, any investment minimum may be waived or reduced for investments through traditional or Roth Individual Retirement Accounts, qualified retirement plans or accounts that participate in a systematic investment plan (to the extent such plan is offered). Registered investment advisers and financial planners that maintain multiple client accounts may be permitted to aggregate the value of such accounts to meet any investment minimum.

All Classes of Shares may be offered and sold to investors directly through the Fund, through certain employee directed benefit plans, through a financial intermediary, such as a broker, or through a fund supermarket or other investment platform. For all Classes of Shares, the exchange program features exist only to the extent exchanges are available.

VI.         Board Review

The Board of Trustees of the Trust shall review this Plan as frequently as they deem necessary. Prior to any material amendment(s) to this Plan, the Trust's Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class of Shares of each Fund individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted as of November 12, 2015